Exhibit 99.1

Microfield Group Announces Completion of Financing

PORTLAND, Ore.—(BUSINESS WIRE)—Microfield Group, Inc. (OTCBB: MICG - News), an innovator and leader in the demand response marketplace, announced today that it has raised $3.6 million through a private placement.

The Company issued approximately 9 million shares of common stock at $0.40 per share and 4.5 million warrants with an exercise price of $0.60 per share.

Randy Reed, Chief Financial Officer, noted, “This financing is anticipated to be sufficient for all cash needs of the company through 2008. This has been a difficult environment in which to raise funds, so we have chosen to limit the raise, while still funding growth in 2008 as planned.”

About Microfield Group, Inc.

Microfield Group through its wholly owned subsidiary EnergyConnect, Inc., provides industry leading Demand Response technologies and services that enable a smarter, more sustainable power grid while creating additional income for participating companies. EnergyConnect transforms energy consumers into active participants in delivering the cleanest, most efficient and lowest cost supply of electric energy available. The EnergyConnect web-based automated platform enables consumers of energy to participate in unprecedented profit opportunities in the wholesale market for electricity. For more information about this next generation technology, visit: www.energyconnectinc.com. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.” Additional information about Microfield is also available at www.microfield.com.

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Microfield Group, Inc.

Randy Reed, CFO, 503-419-3580

Source: Microfield Group, Inc.